EXHIBIT 5.1

Opinion and Consent of R. Eric Powers, III, Esq.

Ladies and Gentlemen:

Crawford & Company, a Georgia corporation (the “Company”), is filing herewith a registration statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), relating to the registration of (i) 6,500,000 shares of Class A Common Stock of the Company, $1.00 par value (the “Common Stock”), which may be issued pursuant to the terms of the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “2016 Omnibus Plan”) and (ii) 1,000,000 shares of Common Stock which may be issued pursuant to the terms of the Crawford & Company 2016 Employee Stock Purchase Plan (the “2016 Employee Stock Purchase Plan” and, together with the 2016 Omnibus Plan, the “Plans”).

As Associate General Counsel for the Company, I, or attorneys reporting to me, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and legal matters as I, or attorneys reporting to me, deem relevant to the authorization and issuance of the Common Stock under the terms of the Plans. Based on such examination, it is my opinion that the Common Stock which may be issued pursuant to the Plans has been duly authorized and, when issued and delivered in accordance with the terms of the respective Plan upon the receipt of requisite consideration therefor provided therein, will be validly issued, fully paid and nonassessable.

In making my examination, I have assumed that all signatures on documents I, or attorneys reporting to me, examined are genuine, the authenticity of all documents submitted to me, or attorneys reporting to me, as originals and the conformity with the original documents of all documents submitted to me, or attorneys reporting to me, as certified, conformed or photostatic copies. I express no opinion other than as to the Georgia Business Corporation Code. This opinion is rendered on the date hereof and I disclaim any duty to advise you regarding any changes in the matters addressed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Sincerely,

By:	/s/ R. Eric Powers, III
Name:	R. Eric Powers, III, Esq.
Title:	Associate General Counsel

August 8, 2016